Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-103847, 333-122181, 333-151218, 333-174884, 333-180041, and 333-230941 on Form S-8 of our report dated November 22, 2019, relating to the consolidated financial statements of IEC Electronics Corp. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company changing its method of accounting for revenue recognition effective October 1, 2018 due to the adoption of Accounting Standards Update No. 2014-09, Revenue From Contracts With Customers (Topic 606), as amended, using the modified retrospective approach), appearing in this Annual Report on Form 10-K of IEC Electronics Corp. for the year ended September 30, 2019.

/s/ Deloitte & Touche LLP

Rochester, New York
November 22, 2019